Exhibit 99.1

Reading International Announces Record First Quarter Results

•	EBITDA(1) was up 131.0% to $2.7 million for the 2004 Quarter versus 2003 Quarter
•	Ninth consecutive quarter of positive EBITDA(1)

LOS ANGELES, May 10 /PRNewswire-FirstCall/ — Reading International, Inc. (Amex: RDI, RDI.B) announced today positive results for the first quarter ended March 31, 2004 and posted its ninth consecutive quarter of positive EBITDA(1).

(Logo: http://www.newscom.com/cgi-bin/prnh/20030403/LATH058LOGO )

First Quarter Highlights

•	Revenue at $23.3 million, increased 6.2% compared to Q1 2003
•	Ninth consecutive quarter of positive EBITDA(1), up 131.0% compared to Q1 2003
•	Total revenue per screen at $102,237, increased 8.0% compared to Q1 2003
•	Average attendance per screen at 11,211, decreased 7.2% compared to Q1 2003

First Quarter 2004 Discussion

Revenue rose 6.3% to $23.3 million from $22.0 million in 2003 primarily driven by the positive effect of currency. The quarter’s strong box office performers were “Passion of the Christ,” “Mystic River,” “Fog of War” and “Cold Mountain.”

Revenue per screen of $102,237 increased from $94,663 in the 2003-Quarter, driven by currency and strong per-screen attendance increases in the Australian and New Zealand cinemas. In the US, overall attendances were down, due to generally lackluster product and our inability to show several first-line movies in the US as a result of our on-going antitrust dispute with several major distributors.

In Puerto Rico, attendance remained relatively constant, despite the closure of one cinema following the 2003-Quarter.

We achieved our ninth consecutive quarter of positive EBITDA(1), since the close of our consolidation transaction at the end of 2001. At $2.7 million, EBITDA(1) was significantly higher than the $1.2 million generated in the 2003-Quarter.

As a percent of revenue, cinema/live theater/real estate operating expense remained relatively constant at 78.6% in the 2004 Quarter compared to 77.7% in the 2003 Quarter. This expense growth containment was achieved as a result of increased focus on individual cinema expense levels and despite adverse currency pressure.

Depreciation and amortization expense grew $0.5 million or 21.8%, from $2.5 million to $3.0 million for the 2004-Quarter. This increase was primarily due to the effect of currency fluctuation, and due to the depreciation of assets acquired following the 2003 Quarter.

General and administrative expense remained relatively constant, increasing by $0.02 million. We experienced increases in general and administrative expense mainly due to initial costs associated with our implementation of the Sarbanes-Oxley Act, ongoing litigation costs associated with our antitrust litigation as previously discussed and certain travel related expenses associated with the expansion of our businesses. The increase in general and administrative expense was offset by the effects of our transaction with a third party to sell certain leasehold interest rights in our Sutton Cinema property which took place in the fourth quarter of 2004 and resulted in a net reduction to our rent expense.

The other significant drivers for the quarter, included in “other (income)” were:

•	a $0.7 million in recognized currency translation gains; and
•	a $0.3 million tax provision recorded in the 2004-Quarter compared to a $0.2 million tax benefit in the 2003-Quarter that reflected a tax refund in that period.

As a result of the above, we reported a $1.4 million net loss for the 2004 Quarter compared to a $1.9 million loss in the 2003-Quarter. Once again, the continued strength of our EBITDA(1) at $2.7 million was the principal achievement for the quarter.

Total assets at March 31, 2004 were $221.9 million compared to $222.9 million at December 31, 2003. The currency exchange rates for Australia and New Zealand as of March 31, 2004 were $0.7620 and $0.6650, respectively, and as of December 31, 2003, these rates were $0.7520 and $0.6557, respectively. Currency effect was not significant in the 2004-Quarter. Cash and cash equivalents were down approximately $3.5 million at $18.2 million compared to $21.7 million at December 31, 2003. The decrease in cash was driven primarily by increases in our prepaid assets, representing primarily workers’ compensation and general liability insurances purchased in the 2004-Quarter and lower than anticipated revenue receipts in the US. Working capital, which in our industry normally runs negative, grew to $1.1 million as compared to $0.8 million at December 31, 2003.

The resulting stockholders’ equity was $107.9 million at March 31, 2004.

Subsequent Event

Subsequent to the end of the 2004 Quarter, we entered into a letter of intent with a possible purchaser of our cinemas in Puerto Rico. The sale of these cinemas remains subject to due diligence and the negotiation and execution of definitive transactional documents.

Russell 3000® Index

On July 1, 2003 Reading International, Inc. joined the Russell 3000® Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000®. The largest 1,000 companies in the ranking comprise the Russell 1000® Index while the remaining 2,000 companies become the widely used Russell 2000® Index. Based on these criteria, Reading International now forms part of the Russell 2000® Index.

About Reading International, Inc.

Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico;
•	the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and
•	the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment- themed retail centers (“ETRC”) in Australia and New Zealand.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the Reading, Angelika Film Center (go to: http://angelikafilmcenter.com/) and City Cinemas brands;
•	in Australia, under the Reading brand (go to: http://www.readingcinemas.com.au/);
•	in New Zealand, under the Reading (go to: http://courtenaycentral.co.nz/index.php) and Berkeley Cinemas (go to: http://www.berkeleycinemas.co.nz/) brands; and
•	in Puerto Rico, under the CineVista brand.

Statements in this release about the Company’s future financial performance, customer relationships, initiatives to develop new ETRC’s and cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the Company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For further information, please contact: Andrzej Matyczynski, Chief Financial Officer of Reading International, Inc., +1-213-235-2240.

(1) The Company defines EBITDA as net loss before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net loss.

Reading International, Inc. and Subsidiaries Supplemental Data Reconciliation of EBITDA to Net Loss (Unaudited) (dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended March 31,
	2004	2003
Revenue	$ 23,338	$ 21,970
Operating expense
Cinema/live theater/real estate	18,353	17,062
Depreciation and amortization	3,041	2,497
General and administrative	3,509	3,488

Operating loss	(1,565)	(1,077)

Interest expense, net	693	780
Other (income) expense	(1,191)	132
Income tax provision (benefit)	301	(171)
Minority interest (income) expense	(15)	127

Net loss	$(1,353)	$(1,945)

Basic and diluted loss per share	$ (0.06)	$ (0.09)

EBITDA*	2,682	1,161

EBITDA change	+1521

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax benefit, and depreciation and amortization expense. Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended March 31,
	2004	2003
Net loss	$(1,353)	$(1,945)
Less: Interest expense, net	693	780
Add: Income tax provision (benefit)	301	(171)
Less: Depreciation and amortization	3,041	2,497

EBITDA	$ 2,682	$ 1,161

Reading International, Inc. and Subsidiaries Consolidated Statements of Operations (Unaudited) (dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003

Revenue
Cinema	$ 19,676	$ 19,035
Live Theater	825	1,078
Rental/real estate	2,837	1,857

	23,338	21,970

Operating expense
Cinema	16,559	15,325
Live Theater	527	613
Rental/real estate	1,267	1,124
Depreciation and amortization	3,041	2,497
General and administrative	3,509	3,488

	24,903	23,047

Operating loss	(1,565)	(1,077)

Non-operating (income) expense
Interest income	(336)	(139)
Interest expense	1,029	919
Other (income) expense	(1,191)	132

Loss before income taxes and
minority interest	(1,067)	(1,989)
Income tax provision (benefit)	301	(171)

Loss before minority interest	(1,368)	(1,818)
Minority interest (income) expense	(15)	127

Net loss	$ (1,353)	$ (1,945)

Basic loss per share	$ (0.06)	$ (0.09)
Weighted average number of shares
outstanding — basic	21,899,290	21,821,142

Diluted loss per share	$ (0.06)	$ (0.09)
Weighted average number of shares
outstanding — diluted	21,899,290	21,821,142

Reading International, Inc. and Subsidiaries Consolidated Balance Sheets (dollars in thousands)

	(Unaudited) March 31,	December 31,
	2004	2003

ASSETS
Cash and cash equivalents	$ 18,221	$ 21,735
Investment in marketable securities	119	85
Receivables	6,179	4,787
Inventory	534	518
Restricted cash	462	456
Prepaid and other current assets	4,517	2,612

Total current assets	30,032	30,193

Rental property, net	7,787	7,916
Property and equipment, net	118,580	119,439
Property held for development	26,747	26,396
Investment in joint ventures	4,633	4,482
Note Receivable	13,000	13,000
Capitalized leasing costs, net	378	411
Intangible assets, net	11,968	12,248
Goodwill, net	5,094	5,090
Other noncurrent assets	3,651	3,691

Total assets	$ 221,870	$ 222,866

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accounts payable	$ 13,938	$ 13,222
Film rent payable	3,640	4,489
Notes payable — current portion	2,130	1,930
Income taxes payable	6,913	7,046
Deferred revenue	1,389	1,561
Other current liabilities	905	1,148
Total current liabilities	28,915	29,396

Notes payable — long-term portion	69,087	69,215
Deferred real estate revenue	1,381	1,143
Other noncurrent liabilities	10,274	10,133

Total liabilities	109,657	109,887

Commitments and contingencies
Minority interest in consolidated affiliates	4,283	4,488

Stockholders’ equity
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 33,858,299 issued and 19,916,876 shares outstanding at
March 31, 2004 and December 31, 2003, respectively	199	199
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized, 1,982,414 shares issued and outstanding
at March 31, 2004 and December 31, 2003, respectively	20	20
Nonvoting Preferred Stock, par value
$0.01, 12,000 shares authorized	—	—
Additional paid-in capital	123,516	123,516
Accumulated deficit	(47,793)	(46,440)
Accumulated other comprehensive income	31,988	31,196

Total stockholders’ equity	107,930	108,491

Total liabilities and stockholders’ equity	$ 221,870	$ 222,866

SOURCE Reading International, Inc.
-0-           05/10/2004
     /CONTACT: Andrzej Matyczynski, Chief Financial Officer of Reading
International, Inc., +1-213-235-2240/
     /First Call Analyst: /
     /FCMN Contact: lwardcline@riinc.biz /
     /Photo: http://www.newscom.com/cgi-bin/prnh/20030403/LATH058LOGO
           AP Archive: http://photoarchive.ap.org
           PRN Photo Desk, photodesk@prnewswire.com/
      /Web site: http://www.readingcinemas.com.au/
      /Web site: http://courtenaycentral.co.nz/index.php/
      /Web site: http://www.berkeleycinemas.co.nz/
      /Web site: http://www.angelikafilmcenter.com/
(RDI RDIA RDIB)

CO: ST: IN: SU:	Reading International, Inc. California FIN ENT FLM RLT ERN